AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement, dated as of November 5, 2009, is entered into by and between BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”), and Raymond M. Soto (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of June 10, 1996, as amended by amendments effective as of September 20, 2001 and November 20, 2007 (the “Employment Agreement”), in connection with the employment by the Company of the Executive; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Paragraph 4(B) is hereby amended by deleting the words “thirty (30) days” in the last sentence of said Paragraph and substituting in lieu thereof the words “sixty (60) days”.

2.           Paragraph 5 is hereby amended by deleting the first sentence of said Paragraph in its entirety and substituting in lieu thereof the following:

Company shall pay or promptly reimburse Executive for all travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement upon presentation of such accounts and records as may be reasonably requested by Company.

3.           Paragraph 6 is hereby amended by deleting the last sentence of said Paragraph in its entirety and substituting in lieu thereof the following:

During the Term, Company recognizes Executive’s need for an automobile for business purposes and shall provide Executive with the use of an automobile (comparable to Executive’s current automobile) and prompt reimbursement for all related expenses (e.g., gas, oil, insurance, maintenance, repairs, etc.) upon presentation of such accounts and records as may be reasonably requested by Company.

4.           Paragraph 7(B) is hereby amended by deleting the second sentence of said Paragraph in its entirety and substituting in lieu thereof the following:

Company agrees to maintain, at all times during the Term, at Company’s expense, said insurance policy and/or one or more insurance policies for comparable insurance, with an insurer or insurers reasonably acceptable to Executive, on the life of Executive payable to a beneficiary or beneficiaries chosen by Executive in an aggregate amount of at least $620,000.00 (the “Executive Life Insurance”).

5.           Paragraph 7(C) is hereby deleted in its entirety and replaced with the following:

(C)           ADDITIONAL EXECUTIVE LIFE INSURANCE.  In addition to the insurance maintained pursuant to Paragraph 7(B), Company agrees to obtain within 30 days of the date of this Agreement and maintain at all times thereafter during the Term, at Company’s expense, a term life insurance policy with an insurer reasonably acceptable to Executive, on the life of Executive payable to a beneficiary or beneficiaries chosen by Executive in an aggregate amount of at least $500,000.00 (the “Additional Executive Life Insurance”).  The Company shall pay all premiums that become due on the Additional Executive Life Insurance at least 15 days before the end of the applicable grace period and upon demand exhibit from time to time to Executive due proof of such payment.  If any premium shall remain unpaid 15 days before the end of the grace period, Executive may pay or cause the premium to be paid, and thereupon Executive shall be entitled to reimbursement from the Company.  Company shall do everything necessary to maintain the Additional Executive Life Insurance in full force and effect and shall not pledge any Additional Executive Life Insurance as collateral for any corporate obligation.  Upon the termination of Executive’s employment under this Agreement for any reason, Company shall, within 30 days after such termination or, if applicable, the time specified in Paragraph 12(N), transfer, free and clear of liens and security interests, the ownership of the Additional Executive Life Insurance to Executive or his designee.  For the avoidance of doubt, the Additional Executive Life Insurance shall be in addition to and not in substitution for any of the Executive Life Insurance maintained by Company on the life of Executive pursuant to Paragraph 7(B).

6.           Paragraph 8(A) is hereby amended by deleting the last two sentences of said Paragraph in their entirety and substituting in lieu thereof the following:

Upon any such termination, Company shall pay to Executive, on the date of such termination or, in the case of accrued bonus, within sixty (60) days after the end of the fiscal year in which such termination occurs, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued bonus and unused vacation pay).  In addition, after such termination, Executive shall be entitled to receive any and all benefits payable under any disability insurance coverage maintained by the Company with respect to Executive.

7.           Paragraph 8(B) is hereby amended and restated in its entirety as follows:

(B)           DEATH.  The term of Executive’s employment under this Agreement will terminate automatically upon Executive’s death.  In the event of Executive’s death, his right to all further compensation hereunder shall cease, except that his legal representative shall be entitled to receive, on a pro rata basis for the period ending with the last day of the month in which death shall have occurred, compensation hereunder at his then base salary, including, without limitation, compensation payable during any Disability Period, accrued and unused vacation pay and any accrued bonus.  Such amounts shall be paid within thirty (30) days of Executive’s death or, in the case of accrued bonus, within sixty (60) days after the end of the fiscal year in which Executive’s death occurs.  The foregoing shall be in addition to the proceeds of any life insurance covering Executive.

8.           Paragraph 9(B) is hereby amended and restated in its entirety as follows:

(B)           If Company terminates this Agreement for other than Cause or Executive terminates this Agreement for Good Reason, then Company shall be obligated to:

(i)           pay to Executive, within thirty (30) days after the date of such termination or, in the case of accrued bonus, within sixty (60) days after the end of the fiscal year in which such termination occurs, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued bonus and unused vacation pay); and

(ii)           pay to Executive any and all sums which would have become payable to Executive under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”).  Said sums are sometimes hereinafter referred to as the “Severance Period Payments”.  The Severance Period Payments shall be paid in a lump sum within 30 days after such termination or the time specified in Paragraph 12(N), as the case may be.  Said lump sum amount shall be computed without any discount for present value.  The Severance Period Payments shall be computed based upon (a) base salary increasing at 105% per year, and (b) annual performance bonuses based upon the average of the three (3) highest such bonuses during the five (5) fiscal years preceding the date of such termination.  For purposes of clause (b) of the immediately preceding sentence, the calculation of the annual performance bonus for any given fiscal year shall be the sum of (i) the cash bonus paid to Executive in respect of such fiscal year (regardless of whether such cash bonus was paid prior to or after the end of such fiscal year), and (ii) the Fair Market Value (as defined in the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan) as of the date of award of any shares of restricted stock awarded to Executive as part of Executive’s annual performance bonus in respect of such fiscal year (regardless of whether such award was made prior to or after the end of such fiscal year and regardless of whether such stock is forfeited upon Executive’s termination); and

(iii)           during the Severance Period, continue to provide Executive with the Executive Life Insurance and the Additional Executive Life Insurance and with participation in (or, if such participation is not permitted under the terms of the applicable Plan or Program, as soon as Company is permitted to do so in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the economic equivalent to Executive of participation in) all Plans and/or Programs in accordance with Paragraph 7 above; provided, that, if Company is prohibited from paying the premiums for the Executive Life Insurance and/or the Additional Executive Life Insurance during any portion of the Severance Period as a result of the provisions of Section 409A of the Code, Executive may pay such premiums and, as soon as Company is permitted to do so in accordance with Section 409A of the Code, Company shall reimburse Executive for all such premiums paid by Executive upon presentation of such accounts and records as may be reasonably requested by Company.

9.           Paragraph 9(C) is hereby amended and restated in its entirety as follows:

(C)           If Company terminates this Agreement for Cause, or if Executive terminates this Agreement for other than Good Reason, then Company shall pay to Executive, within thirty (30) days after the date of such termination or, in the case of accrued bonus, within sixty (60) days after the end of the fiscal year in which such termination occurs, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination (including, without limitation, accrued bonus and unused vacation pay).

10.           Paragraph 9(E)(i) is hereby amended and restated in its entirety as follows:

(i)           the Company shall materially breach this Agreement, and fail to cure such breach within thirty (30) days after the first notice by Executive to the Company of the breach, which notice must be given to Company no later than ninety (90) days following the initial occurrence of the material breach (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Company shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion); or

11.           Except as amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

12.           This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Joseph Espeso
Name: Joseph Espeso Title: Senior Vice President-Finance and Chief Financial Officer

/s/	Raymond M. Soto
Raymond M. Soto